Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2009, relating to the consolidated financial statements of Taleo Corporation and subsidiaries (collectively “Taleo”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of an accounting principle related to income taxes and the restatement of the 2007 and 2006 consolidated financial statements) and our report dated April 30, 2009 relating to the effectiveness of Taleo’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Taleo for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

San Jose, California
June 30, 2009